Exhibit 99.1

Gryphon Gold Announces Financial Results for the Fiscal 3rd Quarter
Ended December 31, 2009

February 16, 2010, Vancouver, B.C. - Gryphon Gold Corporation (GGN: TSX / GYPH: OTC.BB) reported for the three months ended December 31, 2009 a net loss of $854,033 or $0.01 per share, compared to a net loss of $818,518 or $0.01 per share in the same period last year on greater shares outstanding. Total spending on exploration and engineering activities to advance the Borealis property increased by $108,000 to $250,000 from the prior year’s comparable quarter.

Business highlights for the quarter ended December 31, 2009 and thereafter were:

  Design and construction activities progressed for the potential heap leach mine at the Borealis Property. Activities included the completion of construction of a second water well and the submittal of a new air quality permit to replace the current permit which expires once the new permit is in place.
  The independent members of the Board of Directors established a Special Committee to review potential business opportunities.
  R. W. Wilson joined the company in November and accepted the position as Chief Financial Officer on January 1, 2010.

Exploration expenses during the three months ended December 31, 2009 were $250,001 or 29% of total net expenses compared to $141,667 or 18% of total net expenses in the prior year. Most of the exploration costs recognized in the current quarter were for completing ongoing property lease payments and certain detailed engineering work for the potential heap leach mine and the installation of a water well. No exploration drilling was completed during the quarter.

Management salaries and consulting fees in the quarter ended December 31, 2009 were $207,461, compared to $258,876 incurred in the quarter ended December 31, 2008. Total non-cash compensation expense due to the recognition of costs related to stock options, was $49,656 in the quarter ended December 31, 2009 compared to the prior year’s fiscal third quarter of $70,174. Management salaries and consulting fees during the quarter decreased due to the reduction in the number of staff to one full-time and two part-time employees. General and administrative costs increased to $168,495 compared to $167,209 the prior year’s quarter. Legal and audit fees for the period were $72,689, an increase from the prior year’s quarter of $52,077 due to legal fees related to the completion of a Special Meeting of the Shareholders and legal costs related to M&A activity of the Company. Travel and accommodation costs during the quarter ended December 31, 2009 were $58,706, compared to $2,412 expended on travel in the prior year’s comparable quarter. The increase in travel and accommodation cost is due to the Company’s efforts to finance the Borealis mine.

For the nine month period ended December 31, 2009, the Company incurred a net loss of $2,911,118 or $0.05 per share compared to a net loss of $9,174,236 or $0.15 per share incurred during the same period in the prior year. The loss for the prior year’s comparable period includes a non-cash impairment of the carrying value of Nevada Eagle exploration properties of $5.1 million.

Exploration expenses during the nine-month period ended December 31, 2009 were $1,207,102 or 42% of our net expenses compared to $1,422,985 or 15% of net expenses in the prior year (35% excluding the effect of the write-down of Nevada Eagle properties). No exploration drilling was completed during the nine months ended December 31, 2009 or in the prior year’s comparable period. The majority of exploration costs incurred during the nine months ended December 31, 2009 were to complete a Pre-Feasibility Study for the development of an oxide heap leach gold mine on the Borealis property, the results of which have been posted on SEDAR. During the nine months ended December 31, 2008, we completed a CIM compliant NI 43-101 resource report and in September 2008 we released the results of our Preliminary Assessment of the development of an oxide heap leach gold mine on the Borealis property. Much of the prior year’s expenses covered the completion of these two reports plus permitting efforts for exploration drilling in the pediment areas of the Borealis property.

Management salaries and consulting fees in the nine months ended December 31, 2009 were $456,673 compared to $1,246,269 for the same period in the prior year. The decrease is due to the decrease in full-time employees and reduced consulting fees for investor relations activities. Total non-cash compensation costs included in the nine months ended December 31, 2009 were $121,735 versus $461,856 in the prior year’s comparable period.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

John L. Key, CEO

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to, statements with respect to projections and expectations related the receipt of regulatory approvals for the issuance of shares to the royalty holders. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that regulatory approval may not be obtained on basis acceptable to the Company and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC on June 26, 2009, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on February 12, 2010, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com . For further information contact: John Key, CEO, by phone: 775-853-8814, or email at jkey@gryphongold.com. The Borealis property is described in the technical report(the “technical reports”) dated September 21, 2009 titled Pre Feasibility Study on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”). The technical report describe the exploration history, geology and style of gold mineralization at the Borealis property. Disclosure in this press release of mineral resources is based on the technical report. Details of the quality or grade of each category of mineral resources and key assumptions, parameters and methods used to estimate the mineral resources is included in the technical reports. The reports also include a description of environmental and permitting matters.